EXHIBIT 99.1

      Press Release dated November 27, 2000
re fourth quarter 2000 and year 2001 expectations

For Information Contact

At Greater Bay Bancorp:	At Financial Relations Board:
David L. Kalkbrenner	Christina Carrabino (general information)
President and CEO	James Hoyne (analyst contact)
(650) 614-5767	Chris Cook (financial media)
Steven C. Smith	(415) 986-1591
EVP, CAO and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

     GREATER BAY BANCORP EXPECTS TO EXCEED
FOURTH QUARTER CONSENSUS EARNINGS ESTIMATES

PALO ALTO, CA, November 27, 2000 — Greater Bay Bancorp (Nasdaq: GBBK), a $4.3 billion ($4.7 billion on a pro forma basis) in assets financial services holding company, today reported its expectations regarding growth and earnings estimates for the fourth quarter of 2000 and the full year 2001. The company made the announcement in anticipation of its participation in the U.S. Bancorp Piper Jaffray conference on November 29, 2000 at 2:05 p.m. (eastern time). The conference will be webcast live and accessible through the internet at http://www.gotoanalysts.com/financialconference. Slides of the presentation will be available to Internet participants through this web site and will be filed with the SEC on a Current Report on Form 8-K.

Greater Bay Bancorp continues to see strong growth in loans, deposits and assets. Based on information currently available, Greater Bay Bancorp expects to exceed analysts’ consensus earnings estimates for the fourth quarter of 2000.

Greater Bay Bancorp expects that its percentage of non-performing assets to total loans for the year ending December 31, 2000 will be below the percentage (0.38%) reported by the company for the nine months ended September 30, 2000. The company indicated that the two credits (totaling approximately $5.4 million) that were previously reported as non-performing but expected to improve in credit quality have in fact become performing during the fourth quarter. In addition, as previously reported, net charge-offs for the year are expected to be less than 0.40% of average loans outstanding.

Looking forward, the company’s performance goals for 2001 include the following targets which are based on current economic conditions:

.	Loan growth in the 20%-25% range

.	Deposit growth at approximately 15%
.	Revenue growth of 22%-27%
.	Return on equity greater than 20%
.	Return on average assets greater than 1.4%
.	Efficiency ratio less than 48%
.	Earnings per share growth 17%-25%

Greater Bay Bancorp also reported that its merger integration process continues to meet expectations and that anticipated synergies from its recently completed mergers are being realized. The company successfully integrated the systems of Bank of Santa Clara in September 2000 and closed the Bank of Petaluma merger in October 2000. The systems integration of Bank of Petaluma is on target and expected to be completed in early December 2000. The company expects to close its acquisition of The Matsco Companies Inc. before the end of this year.

Greater Bay Bancorp through its ten subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, and Peninsula Bank of Commerce, along with its operating divisions serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Coastal Region.

Persons interested in listening to the conference should go to the website 15 minutes prior to the start of the conference to register. It may be necessary to download audio software to hear the presentation. To do so investors should click on the Real Player icon and follow directions from there. A replay of the conference will be available for two weeks.

Greater Bay Bancorp’s corporate press releases are available on the company’s web site at http://www.gbbk.com.

Safe Harbor

Certain matters discussed in this press release constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, growth in loans, deposits and assets, continued success of its Super Community Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) when and if the pending merger with The Matsco Companies Inc. is consummated, as well as any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company’s warrant positions set forth in the paragraph below; and (5)

the other risks set forth in the Company‘s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999.

We have historically obtained rights to acquire stock, in the form of warrants, in certain clients as part of negotiated credit facilities. We may not be able to realize gains from these equity instruments in future periods due to fluctuations in the market prices of the underlying common stock of these companies. The timing and amount of income, if any, from the disposition of client warrants typically depend upon factors beyond our control, including the general condition of the public equity markets, levels of mergers and acquisitions activity, and legal and contractual restrictions on our ability to sell the underlying securities. Therefore, future gains cannot be predicted with any degree of accuracy and are likely to vary materially from period to period. In addition, a significant portion of the income we realize from the disposition of client warrants may be offset by expenses related to our efforts to build an infrastructure sufficient to support our present and future business activities, as well as expenses incurred in evaluating and pursuing new business opportunities.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.